As filed with the Securities and Exchange Commission on September 30, 1999

                                                     Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               EP MedSystems, Inc.
             (Exact name of registrant as specified in its charter)

     New Jersey                     5047                            22-3212190
(State of incorporation)  (Primary SIC Code Number)           (I.R.S. Employer
                                                          Identification Number)

                                100 Stierli Court
                            Mount Arlington, NJ 07856
                                 (973) 398-2800
   (Address and telephone number of registrant's principal executive offices)
                    Joseph M. Turner, Chief Financial Officer
                               EP MedSystems, Inc.
                                100 Stierli Court
                            Mount Arlington, NJ 07856
                            Telephone (973) 398-2800
            (Name, address and telephone number of agent for service)

                                   Copies to:
                            Steven E. Gross, Esquire
                Sills Cummis Radin Tischman Epstein & Gross, P.A.
                              One Riverfront Plaza
                          Newark, New Jersey 07102-5400
                            Telephone (973) 643-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


                                                                                Proposed maximum
  Title of each class of          Amount to          Proposed maximum         aggregate offering       Amount of
securities to be registered      be registered    offering price per unit (1)       price (1)        registration fee

 Common Stock, no par value        1,247,500               $3.01                   $3,754,975           $1,043.88
================================ ================ ========================= ======================= ================


(1) Estimated solely for purposes of calculating the registration fee based upon the average of the high and low sales price for the common stock on September 28,1999 on the Nasdaq National Market.

The Registrant hereby amends this Registration Statement on such date or dates(s) as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said
Section 8(A) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Commission becomes effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               SUBJECT TO COMPLETION, DATED _______________, 1999


                                   PROSPECTUS


                               EP MEDSYSTEMS, INC.
                        1,247,500 Shares of Common Stock


     This Prospectus relates to 1,247,500 shares of common stock of EP MedSystems, Inc., which may be offered from time to time by the shareholders of EPMed listed on page 12 of this Prospectus, or by their pledgees, donees, transferees or other successors in interest. 1,135,000 of those shares are currently issued and outstanding and 112,500 shares are issuable upon the exercise of outstanding options. All of the outstanding shares and the options were previously issued by us to the selling shareholders in private transactions. The outstanding shares and the shares issuable upon exercise of the options are collectively referred to in this Prospectus as the "Shares." References in this Prospectus to "EPMed," "we," "us" and "our" refer to EP MedSystems, Inc., a New Jersey corporation.

     We will receive proceeds upon the exercise of the options but will not receive any of the proceeds from the sale of the Shares. The expenses of the registration of the Shares under the Securities Act of 1933, as amended, and the registration or qualification of the Shares under any applicable state securities laws will be paid by EPMed. The aggregate proceeds to the selling shareholders will be the price for which they sell their shares, less applicable agents' commissions and underwriting discounts. References in this Prospectus to the "Securities Act" refer to the Securities Act of 1933, as amended.

     Our common stock is traded on the Nasdaq National Market under the symbol "EPMD." On September 29, 1999, the last reported sale price of our common stock was $3.06 per share.

     The securities offered in this prospectus involve a high degree of risk. See the section entitled "Risk Factors" on page 4 of this Prospectus.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




             The date of this Prospectus is __________________, 1999

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, must not be relied upon as having been authorized by us. Neither the delivery of this Prospectus nor any sale made pursuant to this Prospectus shall, under any circumstances, create any indication that there has been no change in the affairs of EPMed since the date of this Prospectus or that the information contained in this Prospectus is correct as of any subsequent date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which that offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation.


                                TABLE OF CONTENTS

                                                                          Page
                                                                        --------

Where You Can Find More Information                                         2
Incorporation of Certain Documents by Reference                             3
Disclosure Forward Looking Statements                                       3
Risk Factors                                                                4
About EP MedSystems, Inc.                                                  10
Use of Proceeds                                                            12
Selling Shareholders                                                       12
Plan of Distribution                                                       13
Legal Matters                                                              14
Experts                                                                    15

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the U.S. Securities and Exchange Commission a Registration Statement on Form S-3 under the Securities Act with respect to the common stock offered by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and its exhibits and schedules. For further information regarding EPMed and the Shares, please refer to the Registration Statement. The statements in this Prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated in this Prospectus by reference. You may inspect a copy of the Registration Statement without charge at the Commission's principal offices, and you may obtain copies of all or any part of the Registration Statement from such office upon payment of the fees prescribed by the Commission.

     We are required by the Securities Exchange Act of 1934, as amended, to file reports, proxy statements and other information with the Commission. These filings may be inspected and copied (at prescribed rates) at the following public reference facilities maintained by the Commission:

         Washington, D.C.:          Judiciary Plaza
                                    450 Fifth Street, N.W., Room 1024
                                    Washington, D.C. 20549

         New York, N.Y.:            7 World Trade Center, 13th Floor
                                    New York, New York 10048

         Chicago, Il.:              Citicorp Center
                                    500 West Madison Street, Suite 1400
                                    Chicago, Illinois 60661

     Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. Further, our filings with the Commission are also available to the public on the Commission's web site at http://www.sec.gov. References in this Prospectus to the "Exchange Act" shall refer to the Securities Exchange Act of 1934, as amended.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents we have filed with the Commission are incorporated by reference into this Prospectus:

     (1)  Annual Report on Form 10-KSB for the year ended December 31, 1998;
     (2) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1999 and June 30, 1999;
     (3)  Current Report on Form 8-K dated as of August 31, 1999 and
     (4) the description of EPMed's common stock contained in our Registration Statement on Form 8-A filed April 19, 1996.

     Additionally, all documents we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and shall automatically update and supersede this information.

     We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference in this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to EP MedSystems, Inc. 100 Stierli Court, Mount Arlington, NJ 07856, Attention: Corporate Secretary, telephone:
(973) 398-2800.

     ALERT [REGISTERED TRADEMARK] and EP WorkMate [REGISTERED TRADEMARK] are registered trademarks of EPMed. EP-3 [TRADEMARK], SilverFlex [TRADEMARK], U-View [TRADEMARK] and ViewMate [TRADEMARK] are trademarks of EPMed.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed in this Prospectus or in the information incorporated by reference in this Prospectus contain forward-looking statements. The forward-looking statements in this Prospectus reflect our current views concerning future events and financial performance. These forward-looking statements are subject to risks and uncertainties that include the lack of significant revenues, a history of losses, the possible inability to complete our technologies, significant competition, the uncertainty of proprietary rights and trading risks of low- priced stocks that could cause our actual results to differ materially from our historical and anticipated results. In this Prospectus, the words "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions identify such forward-looking statements. You are cautioned to consider the specific risk factors contained in the section entitled "Risk Factors." They apply only as of the date of this Prospectus. We have no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may occur in the future. All subsequent written and oral forward-looking statements attributed to EPMed or persons acting on our behalf are expressly qualified in their entirety by this section.

                                  RISK FACTORS

     You should carefully consider the following risk factors before making an investment decision. There may be other risks and uncertainties that we don't know of or that we don't consider material at this time. If these risks occur, our business, financial condition and results of operations will suffer. Additionally, this Prospectus contains forward-looking statements that involve uncertainties. EPMed's actual results may be significantly less favorable than those forward-looking statements. This section discusses factors that can cause those differences.

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT FUTURE LOSSES.

     We commenced operations in 1993 and have incurred substantial operating losses in each following year. As of December 31, 1998, our accumulated deficit was approximately $14.4 million. Our present product sales revenues do not cover our operating expenses, which were approximately $9.2 million in 1997 and $12.1 million in 1998 (which includes a $1.4 million write-down of an investment) will exceed those for 1998 and will not be covered by our 1999 sales revenues. Further, we expect that our future operating expenses will continue to increase. Accordingly, we may continue to incur operating losses.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS.

     If our present projections and expectations of revenues and expenses change materially, our existing and future capital resources may be insufficient to meet our capital needs. If this occurs, we will have to raise additional funds through public or private financings of equity, debt or both. Adequate funds for our operations, from financial markets or other sources, may not be available when needed. If this occurs, we may be required to delay or terminate research and development programs, curtail capital expenditures and reduce business development and other operating activities.

CLINICAL TESTING OF OUR PRODUCTS IS REQUIRED.

     The FDA requires that we conduct clinical trials of the ALERT System to demonstrate its safety and efficacy. We have commenced, but not completed, clinical trials of the ALERT System at fifteen (15) hospitals in the United States, the maximum number of hospitals approved by the FDA, including Duke University Medical Center, the Medical Center of the University of Alabama at Birmingham, Baylor University, Indiana University and the University of California at San Francisco. We anticipate completing the ALERT System clinical trials during calendar year 1999. At the conclusion of the clinical trials, we plan to file with the FDA for approval to market the ALERT System in the United States.

     The ALERT System may not prove to be safe and effective in clinical trials. Additionally, the results of the clinical trials may identify significant technical obstacles that must be overcome in order to obtain regulatory and reimbursement approvals. If the ALERT System does not prove to be safe and effective in clinical trials our business and financial condition will be materially adversely affected.

OUR SUCCESS DEPENDS ON DEVELOPING AND COMMERCIALIZING THE ALERT SYSTEM.

     Our long-term success depends on the success of the ALERT System. The ALERT System has not been approved by the FDA and cannot be sold commercially in the United States without FDA approval. FDA approval is based upon, among other things, the results of clinical trials that demonstrate the safety and effectiveness of the device. We may not be able to obtain FDA approval on a timely basis or at all. Further, FDA approval could include significant limitations on the uses for which the ALERT System may be marketed.

     If the ALERT System is approved, its commercial success will depend upon acceptance by physicians. Physician acceptance will depend upon, among other things, substantial, favorable clinical experience, advantages over alternative treatments, cost effectiveness, and favorable reimbursement policies of third party payors such as insurance companies, Medicare and other governmental programs.

     Profitability of the ALERT System will depend on our ability to manufacture the system efficiently in commercial quantities. We have only manufactured the components of the ALERT System in limited quantities. We may not be able to attain efficient manufacturing. Further, we will also be dependent on sub-contractors for certain key components of the ALERT System.

     Our failure to obtain FDA approval, market acceptance, manufacturing efficiency and reliable sub- contractors will materially adversely affect our business and financial condition.

OUR SUCCESS DEPENDS ON CONTINUED MARKET ACCEPTANCE OF THE EP WORKMATE.

     Our ability to increase over-all revenues over the next several years will depend on the continued acceptance by electrophysiologists of the EP WorkMate computerized monitoring and analysis workstation. The EP WorkMate accounted for a significant percentage of our product sales in the year ended December 31, 1998 and is expected to account for a significant portion of our 1999 revenues. Because the EP WorkMate has a list price of approximately $129,000 with an integrated EP-3[TRADEMARK] Stimulator, each sale of an EP WorkMate represents a relatively large percentage of our quarterly net sales. We cannot be sure that the EP WorkMate's present level of market acceptance and sales can be maintained.

OUR  BUSINESS  AND  FINANCIAL   CONDITION  ARE  SUBJECT  TO  VARIOUS  RISKS  AND
UNCERTAINTIES ARISING FROM DOMESTIC AND INTERNATIONAL LAWS AND REGULATIONS.

     UNITED STATES. In the United States, the development, testing, manufacture, labeling, marketing, promotion and sale of medical devices is regulated principally by the FDA under the Federal Food, Drug, and Cosmetic Act. The FDA has broad discretion in enforcing compliance with that statute and its regulations. Noncompliance can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to grant premarket clearance or premarket approval for devices, withdrawal of marketing approvals and criminal prosecution.

     The process for obtaining FDA approval for a new medical device is usually long, complex and expensive. For example, the process for the ALERT System has, to date, taken two (2) years and is expected to take up to another year.

     In addition to obtaining FDA approval for a new medical device, our ability to continue to commercially sell our products, including the EP WorkMate and EP-3 Stimulator, is subject to continuing FDA oversight of the on-going design, manufacturing, packaging, labeling, storage and quality of our medical devices. Failure to comply with the applicable FDA standards and requirements can result in fines, injunctions, civil penalties, recalls or seizures of products, total or partial suspensions of products, withdrawals of marketing approvals and criminal prosecution.

     Our EP WorkMate, EP-3 Stimulator and many of our catheter related products have received FDA approval. We hope to file with the FDA for pre-market approval of the ALERT System in the later portion of this year. The FDA has not yet reviewed the ALERT System clinical trials, and will review them only after it accepts the pre-market approval application. If the application is not accepted for filing by the FDA, or if the FDA does not approve the ALERT System, we could be required to either re-do all or a substantial portion of the ALERT System clinical trials or abandon the ALERT System. This would have a severe adverse financial impact on our ability to continue our business.

     INTERNATIONAL. In order for us to market our products in Europe and certain other foreign jurisdictions, we must obtain required regulatory approvals and clearances and otherwise comply with extensive regulations regarding safety and manufacturing processes and quality. These regulations, including the requirements for approvals or clearance to market and the time required for regulatory review, vary from country to country. The time required to obtain approval by a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ. Many foreign countries generally permit studies involving humans for medical devices earlier in the product development cycle than is permitted by regulation in the U.S. Other countries, such as Japan, have standards similar to those of the FDA. We may not be able to obtain regulatory approvals in such countries or we may be required to incur significant costs in obtaining or maintaining our foreign regulatory approvals. Delays in the receipt of approvals to market our products or failure to maintain these approvals could have a material adverse impact on our business and financial condition.

     Foreign countries also often have extensive regulations regarding safety, manufacturing processes and quality that differ from those in the United States and must be met in order to continue sale of a product within the country.

     Presently, we are permitted to sell our products, including the ALERT System, in countries that are members of the European Union and the European Free Trade Association. We cannot be sure that we will be successful in maintaining that permission.

OUR SUCCESS WILL DEPEND IN PART ON OUR ABILITY TO KEEP PACE WITH TECHNOLOGICAL AND MARKETPLACE CHANGES.

     The electrophysiology market is characterized by rapidly changing technology, new products and industry standards. Accordingly, our ability to compete depends on our ability to develop new products and improve existing ones.

     The research and development necessary for new products and for product refinements can take longer and require greater expenditures than expected, and might not succeed. Moreover, our new products and product refinements might not be accepted by physicians and patients.

OUR PATENTS AND PROPRIETARY RIGHTS MIGHT NOT PROVIDE SUBSTANTIAL PROTECTION.

     Our success and ability to compete in the marketplace will depend in part upon our ability to protect our proprietary technology and other intellectual property. We seek patents on our important inventions, have acquired patents and have entered into license agreements to obtain rights under selected patents of third parties that we consider important to our business. Patents might not be issued on our patent applications and applications for which we have acquired licenses. Further, if those patents are issued, they may not be of sufficient scope and strength to provide us with meaningful protection or commercial advantage. Additionally, these patents may be challenged, invalidated or circumvented in the future. Moreover, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may presently have or may seek patents that will prevent, limit or interfere with our ability to make, use or sell our products in the U.S. and other countries.

     In addition to patents, we rely on a combination of trade secrets, copyrights and trademarks to protect our intellectual property rights. For example, our software (which is an integrated component in the EP WorkMate and EP-3 Stimulator) is not patented and existing copyright laws offer only limited practical protection from misappropriation. Our competitors may independently develop substantially equivalent proprietary technology.

INTELLECTUAL PROPERTY LITIGATION COULD HARM OUR BUSINESS.

     While we do not believe we are infringing any patents or other intellectual property rights of others, litigation over infringement claims is frequent in the medical device industry and could arise. This kind of litigation, with or without merit, would be time consuming and costly, and could cause shipment delays, require us to develop alternative technology or require us to enter into costly royalty or licensing agreements. Further, if necessary licenses are not available to us on satisfactory terms, we may not be able to redesign our products or processes to avoid alleged infringement. Accordingly, we could be prevented from manufacturing and selling some of our products.

     Also, competitors might infringe our patents and trade secrets. Costly and time consuming litigation may be necessary to enforce our patents and to protect our trade secrets.

WE MIGHT BE UNABLE TO PAY ROYALTIES.

     We have entered into several license agreements which require us to pay royalties, including, in some cases, minimum annual royalties. If we do not pay those royalties, we may lose those rights under the license agreements. The loss of certain technology licenses could have a material adverse impact on our business and financial condition.

WE FACE SIGNIFICANT COMPETITION.

     The medical device market, particularly in the area of electrophysiology products, is highly competitive. Many of our competitors have access to significantly greater financial, marketing and other resources. Further, the medical device market is characterized by rapid product development and technological change. Our present and future products could become obsolete or uneconomic through technological advances by one or more of our competitors. For example, the ALERT System is a new technology that must compete with established treatments for atrial fibrillation as well as with new treatments currently under development by other companies. Our future success will depend on our ability to remain competitive with other developers of medical devices and therapies.

THIRD-PARTY REIMBURSEMENT MIGHT BE DENIED OR NOT AVAILABLE FOR SOME OF OUR PRODUCTS.

     Our products are generally purchased by physicians or hospitals. In the U.S., third party payors are then billed for the healthcare services provided to patients using those products. These payors include Medicare, Medicaid and private insurers. Similar reimbursement arrangements exist in several European countries. Third party payors may deny or limit reimbursement for our existing products and future products such as the ALERT System. Third party payors are increasingly challenging the prices charged for medical products and services and are putting pressure on medical equipment suppliers to reduce prices. Furthermore, the ALERT System might not be eligible for Medicare reimbursement during clinical trials. The FDA places new medical devices of the type (called Class III) that are undergoing clinical trials and are subject to the most stringent FDA review into either Category A or Category B. Category A devices, which are those whose safety and effectiveness have not yet been demonstrated, are not eligible for Medicare reimbursement during clinical trials. Category B devices, which are those whose safety and effectiveness issues have been resolved, are eligible for Medicare reimbursement. The ALERT System is currently classified as a Class III Category B device. However, final determination of device classification will be made during review by the FDA of the ALERT System pre-market approval application which might classify the ALERT System as a Category A device. If this occurs, we will not receive any Medicare payments for the use of the ALERT System.

     Changes in FDA regulations, Medicare regulations or in other third party payor policies, could reduce or make either or both Medicare or other third-party reimbursement unavailable for our existing products and, if approved by the FDA, the ALERT System. Any of those occurrences would adversely affect our ability to achieve profitable operations and maintain our business.

WE MIGHT NOT BE ABLE TO MAINTAIN OR EFFECTIVELY MANAGE OUR SALES FORCE.

     During 1996, we began to assemble a domestic direct sales and marketing force to sell and promote our products in the U.S. Previously, we relied on third party distributors for all sales efforts. We might not be able to continue to attract and retain qualified and capable individuals who can successfully promote our products.

     We are also in the process of expanding our marketing internationally and will continue to rely on third party distributors in foreign markets. During 1997, we formed a U.S. subsidiary, with a branch based in the United Kingdom, to increase sales in the UK, improve distributor relationships and customer service and to assist in the introduction of the ALERT System in Europe. We have initiated sales through a new Japanese distributor and have taken steps to improve our distribution network in Asian markets. Some of our agreements with third party distributors are oral, and many of our distributor agreements, both written and oral, are terminable by distributors. The distributors might not actively and effectively market our products, and we might not be able to replace existing distributors if present relationships are terminated. Further, we might not be able to make arrangements with new distributors to access new international markets.

OUR BUSINESS COULD BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

     The manufacture and sale of our products involves the risk of product liability claims. Our products are highly complex and some are, or will be, used in relatively new medical procedures and in situations where there is a potential risk of serious injury, adverse side effects or death. Misuse or reuse of our catheters may increase the risk of product liability claims. We currently maintain product liability insurance with coverage limits of $5,000,000 per occurrence and $5,000,000 in the aggregate per year. This insurance is expensive and may not be available to us in the future. A successful claim against or settlement by us in excess of our insurance coverage or our inability to maintain insurance could have a material adverse effect on our business and financial condition.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND DEPEND ON OUTSIDE SOURCES FOR THE MANUFACTURE OF CRITICAL COMPONENTS OF OUR PRODUCTS.

     We have limited manufacturing experience in manufacturing our catheter products, including the ALERT Catheter. Further, we have limited experience manufacturing these products in the volume that will be necessary for us to achieve significant commercial sales. While we have expanded our catheter manufacturing facilities and have hired and trained additional personnel, we may not be able to establish or maintain reliable, high-volume, cost effective manufacturing capacity. Moreover, we may encounter difficulties in increasing our manufacturing capacity, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA regulations and the need for further regulatory approval on new manufacturing processes.

     Additionally, we rely on outside sources for the manufacturing of critical components for the ALERT Additionally, we rely on outside sources for the manufacturing of critical components for the ALERT Companion, EP WorkMate and EP-3 Stimulator. Any interruption in this supply from our outside sources would have a material adverse effect on our ability to deliver our products. If an interruption were to occur, we may not be able to reach an acceptable arrangement with an alternative source of supply on a timely basis. Our failure to find alternative manufacturing sources would have a material adverse effect on our business and financial condition.

OUR RELIANCE ON INTERNATIONAL OPERATIONS EXPOSES US TO ADDITIONAL RISKS.

     In 1997, we established a branch office in the United Kingdom in order to increase sales in Europe, improve international distributor service and relations and to aid in the introduction of the ALERT System for sale in Europe. In 1998, approximately 11% of our sales were derived outside the U.S. Since we expect international sales will continue to represent a significant percentage of our total sales, we intend to continue to increase our operations outside of the United States. Our continued reliance on international sales will subject us to fluctuations in currency exchange rates and other risks of foreign operations, including:

     o  tariff regulations;
     o  export license requirements;
     o  unexpected changes in regulatory requirements;
     o  extended collection periods for accounts receivable;
     o  potentially  inadequate  protections  of  intellectual  property rights;
     o  local taxes;
     o  restrictions on repatriation of earnings; and
     o  economic and political instabilities.

     These factors could have a materially adverse effect on our ability to maintain and expand profitable foreign sales. Our failure to maintain and expand profitable foreign sales would have a material adverse effect on our business and financial condition.

OUR STOCK PRICE HAS BEEN VOLATILE AND FUTURE SALES OF SUBSTANTIAL NUMBERS OF OUR SHARES COULD HAVE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR SHARES.

     The market price of shares of our common stock has been volatile. The price of our common stock may continue to fluctuate in response to a number of events and factors, including:

     o    clinical trial results;
     o the amount of our cash resources and our ability to obtain additional funding;
     o    announcements   by   us  or our  competitors  of  research activities,
          business developments, technological innovations or new products;
     o    changes in government regulation;
     o    disputes concerning patents or proprietary rights;
     o    changes in our revenues or expense levels;
     o public concern regarding the safety, efficacy or other aspects of the products or methodologies we are developing; and
     o    changes in recommendations by securities analysts.

     Any of these events may cause the price of our shares to fall, which may adversely affect our business and financing opportunities. In addition, the stock market in general and the market prices for medical device companies in particular have experienced significant volatility that often has been unrelated to the operating performance or financial conditions of such companies. These broad market and industry fluctuations may adversely affect the trading price of our shares, regardless of our operating performance or prospects.

     In addition, sales, or the possibility of sales, of substantial numbers of shares of our common stock in the public market could adversely affect prevailing market prices for shares of our common stock.

YEAR 2000 ISSUES MAY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.

     Many currently installed computer systems and software products cannot distinguish 20th century dates from 21st century dates. As a result, some computer systems and/or software will experience operating difficulties unless they are modified or upgraded to adequately process information involving, related to, or dependent upon the century change. In light of the potentially broad effects of the Year 2000 on a wide range of business systems, we may be affected. We utilize and are dependent upon data processing and other computer hardware and software to conduct our business. We have completed an assessment of our own computer systems and based upon this assessment, we believe our computer systems are substantially "Year 2000 compliant;" that is, our computer systems are capable of adequately distinguishing 21st century dates from 20th century dates. However, we may not have identified all significant Year 2000 problems in our computer systems, and therefore may be subject to unknown risk and expense.

     Based on our internal assessment, we believe that the most likely worst case scenario would involve our suppliers and manufacturers. We have not determined the extent, or completed, activities to minimize the risk of the computer systems of our suppliers and manufacturers not being Year 2000 compliant, or not becoming compliant on a timely basis. We expect to make inquires with these suppliers through the end of 1999. Year 2000 problems could prevent any of our suppliers from timely delivery of products or services that we need. We currently believe that our costs to address the Year 2000 issue relating to our suppliers will not be material. To the extent practical, we intend to identify alternative suppliers and manufacturers in the event our preferred suppliers cannot deliver products or services that we need on a timely basis. Our expectations of Year 2000 costs relating to our suppliers and manufacturers are only estimates, which were derived from numerous assumptions of future events, including the continued availability of resources and third-party remediation plans with regard to Year 2000 issues. These estimates may not be correct and actual results could differ materially from these estimates.

                            ABOUT EP MEDSYSTEMS, INC.

     We develop, manufacture, market and sell a line of products for the cardiac electrophysiology market used to diagnose, monitor and treat irregular heartbeats known as arrhythmias. We have identified the diagnosis and treatment of atrial fibrillation as a primary focus for our ongoing development efforts.

     In this regard, we have developed a new product for internal cardioversion of atrial fibrillation known as the ALERT [REGISTERED TRADEMARK] System, which uses a patented electrode catheter to deliver measured, variable, low energy electrical impulses directly to the inside of the heart in order to convert atrial fibrillation to a normal heart rhythm. This process of converting atrial fibrillation to a normal heart rhythm is otherwise known as "cardioversion." Our ALERT System comprises a single use proprietary electrode catheter with two separate electrode arrays (the ALERT Catheter) and an external energy source (the ALERT Companion). We believe that low energy internal conversion using the ALERT System provides numerous potential advantages over high-energy external cardioversion and drug conversion therapies including:

     o fewer traumas, discomfort and risk to patients than high-energy external cardioversion;
     o higher success rates in converting patients with chronic atrial fibrillation to normal heart rhythm than with high-energy external cardioversion (based on initial clinical experience);
     o    elimination of harmful side effects associated  with   drug therapies;
     o    outpatient basis use since general anesthesia is not required;
     o lower overall cost per procedure than high-energy external cardioversion since the services of an anesthesiologist is not required
     o greater applicability for converting atrial fibrillation occurring in the days immediately following open-heart surgery; and
     o the combination of temporary pacing and blood pressure monitoring features with cardioversion in a single multi-purpose catheter.

While the ALERT System is not yet approved for sale in the United States, it is approved for sale in the European Community.

     We also have developed and currently market an electrophysiology workstation (the EP WorkMate [REGISTERED TRADEMARK]) and stimulator (the EP-3 [TRADEMARK] Stimulator). The EP WorkMate is a computerized electrophysiology workstation that monitors displays and stores cardiac electrical activity and arrhythmia data. Electrophysiology workstations are dedicated data management systems designed specifically for use in electrophysiology procedures to view and record procedural data, facilitate data analysis and generate customized reports. The EP WorkMate is typically sold with an integrated EP-3 Stimulator. We believe the EP WorkMate is differentiated from competing products by its seamless integration with the EP-3 Stimulator, its capacity to receive and display up to 120 channels of cardiac electrical data simultaneously, its ability to process and simultaneously display both real time and historical electrophysiology activity and its simple, user friendly software based on a menu driven, point and click interface.

     Our EP-3 Stimulator is a computerized electrical pulse generator and processor used to stimulate the heart with electrical impulses in order to locate electrical disturbances or arrhythmias. We believe the EP-3 Stimulator is currently the only computerized electrophysiology clinical stimulator being marketed in the U.S. Our EP-3 Stimulator can be sold as a stand alone electrophysiology stimulator or integrated with the EP WorkMate. We believe the EP WorkMate, when integrated with the EP-3 Stimulator, offers the most advanced computer tools available to the electrophysiology market.

     Additionally,  we have developed an  intracardiac  ultrasound  product line including the ViewMate[TRADEMARK] ultrasound imaging console and U-View[TRADEMARK] deflectable intracardiac imaging catheter. These products are designed to improve a physician's ability to visualize inside the chambers of the heart, including the internal anatomy of the heart. We believe the ViewMate and U-View may play important roles as new and effective treatment options are developed for the treatment of complex cardiac arrhythmias, including ventricular tachyarrhythmia and atrial fibrillation. Our ultrasound products are not yet approved for sale.

     Finally, we presently market a full line of diagnostic electrophysiology catheters for stimulation and sensing of electrical signals during electrophysiology studies. Our diagnostic catheters are similar to others sold within the industry. However, during March 1999, we received clearance from the FDA for our unique flexible catheter electrode technology. This clearance allows us to market the product in the United States. This proprietary and patented technology known as SilverFlex[TRADEMARK] offers us the ability to manufacture and sell catheters with numerous closely-spaced electrodes for sophisticated mapping procedures. These electrodes are placed onto the catheter through a unique computer-controlled deposition process, creating flexible, lightweight electrodes without compromising the catheter handling characteristics. This allows the physician to gain entrance into some of the most challenging structures of the heart, limiting the risk of perforation. SilverFlex appears to be a better alternative than metal electrode bands when numerous electrodes and/or deflectable catheter are required for for a mapping procedure.

     We were incorporated in New Jersey in January, 1993. Our principal offices are located at 100 Stierli Court, Mount Arlington, NJ 07856, and our telephone number is 973-398-2800.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Shares by the selling shareholders except for the exercise price of the options which proceeds we intend to use for working capital and general corporate purposes. The net proceeds from the sale of the Shares will be received by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following table lists the selling shareholders and sets forth certain information regarding their beneficial ownership of common stock as well as the number of shares each selling shareholder or its nominee may sell pursuant to this Prospectus. The Shares are being registered to permit public secondary trading of the Shares which the selling shareholders may offer for resale from time to time. The information in the table is as of the date of this Prospectus.


                                           Shares of Common         Shares of               Shares of             Percentage
               Name of                        Stock Owned          Common Stock        Common Stock to be        Owned After
         Selling Shareholder              Before Offering (1)     Being Offered       Owned After Offering (2)    Offering (3)
- --------------------------------------   ---------------------   ----------------   -----------------------    --------------

EGS Private Healthcare Partnership, LP (15)  1,312,500 (4)         875,000 (14)           437,500 (4)               4 %
350 Park Avenue
New York, NY 10022

EGS Private Healthcare Counterpart, LP (15)   187,500 (5)          125,000 (14)            62,500 (5)               1 %
350 Park Avenue
New York, NY 10022

Darryl D. Fry (6)                              75,000 (7)           50,000 (14)            25,000 (7)                 *
c/o EP MedSystems, Inc.
100 Stierli Court
Mount Arlington, NJ 07856

Steven E. Gross, Esq. (8)                      52,500 (9)           35,000 (14)           17,500  (9)                 *
c/o EP MedSystems, Inc.
100 Stierli Court
Mount Arlington, NJ 07856

David W. Mortara, Ph.D. (10)                 173,000 (11)           50,000 (14)          123,000 (11)               1 %
c/o EP MedSystems, Inc.
100 Stierli Court
Mount Arlington, NJ 07856

Tracey E. Young (12)                         112,500 (13)              112,500                      0                 *
c/o Elliot Young & Associates, Inc.
65 South Main Street
Sharon, CT 06069
- --------------------------------------
* Less than 1%


(1) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act.

(2) Assumes that all of the Shares offered by each of the selling shareholders hereunder have been sold.

(3) Percentages are based upon the assumption that all the Shares offered by such selling shareholder have been sold and are computed on the basis of 11,010,417 shares of common stock issued and outstanding as of September 29, 1999 together with the applicable options and/or warrants for such selling shareholder.

(4)  Includes 437,500 shares which are issuable upon the exercise of warrants.

(5)  Includes 62,500 shares which are issuable upon the exercise of warrants.

(6)  Mr. Fry became a director of EPMed effective as of September 22, 1999.

(7)  Includes 25,000 shares which are issuable upon the exercise of warrants.

(8) Mr. Gross is a member and the Managing Partner of the law firm of Sills Cummis Radin Tischman Epstein & Gross, P.A. which provides legal services to us.

(9)  Includes 17,500 shares which are issuable upon the exercise of warrants.

(10) Dr. Mortara has served as a director of EPMed since 1995. Dr. Mortara is also a director, officer and shareholder of Mortara Instrument, Inc., a privately held company from whom we purchase certain components for the EP WorkMate and ALERT Companion.

(11) Includes 25,000 shares which are issuable upon the exercise of warrants and 48,000 shares which are issuable upon exercise of options.

(12) Elliot  Young  & Associates,  Inc.   provided  consulting services to us as
     partial compensation for which Ms. Young was granted options.

(13) All of these 112,500 shares are shares to be issued upon exercise of options.

(14) The Shares offered by the selling shareholder hereunder were purchased on September 1, 1999, in connection with a private placement of an aggregate of 1,135,000 of our common shares. We received aggregate offering proceeds of $3,115,575 from this private placement, based on a per share price of $2.745. We intend to use the proceeds of the private placement for working capital and general corporate purposes.

(15) EGS  Private  Healthcare   Partnership,  LP  and  EGS  Private   Healthcare
     Counterpart, LP share common management and certain common ownership.

                              PLAN OF DISTRIBUTION

     All of the shares offered pursuant to this Prospectus may be sold from time to time by the selling shareholders, or by their permitted assigns or transferees in one or more of the following transactions:

     o    on the Nasdaq National Market System (or any other exchange on   which
          the Shares may be listed);
     o    in the over-the-counter market;
     o    in negotiated transactions other than on such exchanges;
     o    by pledge to secure debts and other obligations;

     o in connection with the writing on non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or
     o    in a combination of any of the above transactions.

     In addition, any of the Shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus. The selling shareholders may sell their Shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares.

     Under certain circumstances the selling shareholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares may be considered discounts and commissions under the Securities Act. The selling shareholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify the selling shareholders with respect to the shares offered pursuant to this Prospectus against certain liabilities, including certain liabilities under the Securities Act.

     Under the rules and regulations of the Exchange Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to EPMed's common stock for a period of two business days prior to the commencement of such distribution. The selling shareholders and any other person who participates in a distribution of the Shares will also be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including the anti-manipulation rules of Regulation M, which provisions may limit the timing of purchases and affect the marketability of the shares and the ability of any person to engage in market making activities for shares of our common stock.

     We have the right to suspend use of this Prospectus under certain circumstances for a period of not more than 120 days in any twelve month period. We expect we would need to exercise this right if a preliminary corporate development would exist which may materially affect our stock price and such development has not been appropriately publicly disclosed.

     At the time a particular offering of the Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for shares purchased from the selling shareholders, any discounts commissions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     The selling shareholders will pay all commissions, transfer taxes and other expenses associated with the sale of shares by them. The shares offered hereby are being registered pursuant to contractual obligations of EPMed, and we have paid the expenses of the preparation of this Prospectus. We have not made any underwriting arrangements with respect to the sale of Shares.

                                  LEGAL MATTERS

     The legality of the shares offered pursuant to this prospectus has been passed upon for us by Sills Cummis Radin Tischman Epstein & Gross, P.A., Newark, New Jersey.

                                     EXPERTS

     The financial statements as of December 31, 1998 and for the year then ended, incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements as of December 31, 1997 and for the year then ended, incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses of the registrant in connection with the issuance and distribution of the shares registered hereunder (all amounts are estimated except the Commission and Nasdaq fees). Selling commissions and fees and stock transfer taxes are payable individually by the selling shareholders.

Securities and Exchange Commission registration fee                 $   1,043.88
Nasdaq National Market Additional Shares listing fee                   17,500.00
Legal fees and expenses                                                65,000.00
Accountants' fees and expenses                                         10,000.00
          Total                                                      $ 93,543.88

Item 15.  Indemnification of Directors and Officers

     Section 14A:3-5 of the New Jersey Business Corporation Act, as amended, (the "BCA") sets forth the extent to which a corporation may indemnify its directors, officers and employees. More specifically, such law empowers a corporation to indemnify a corporate agent against his or her expenses and liabilities incurred in connection with any proceeding (other than a derivative lawsuit) involving the corporate agent by reason of his or her being or having been a corporate agent if (a) the corporate agent acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal proceeding, the corporate agent had no reasonable cause to believe his or her conduct was unlawful. For purposes of such law the term "corporate agent" includes any present or former director, officer, employee or agent of the corporation, and a person serving as a "corporate agent" at the request of the corporation for any other enterprise, or the legal representative of any such director, officer, trustee, employee or agent. For purposes of this section, "proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit, or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding.

     With respect to any derivative action, the corporation is empowered to indemnify a corporate agent against his or her expenses (but not his or her liabilities) incurred in connection with any proceeding involving the corporate agent by reason of his or her being or having been a corporate agent if the agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, only a court can empower a corporation to indemnify a corporate agent against expenses with respect to any claim, issue or matter as to which the agent was adjudged liable to the corporation.

     The corporation may indemnify a corporate agent in a specific case if a determination is made by any of the following that the applicable standard of conduct was met: (i) the Board of Directors, or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (ii) by independent legal counsel, if there is not a quorum of disinterested directors or if the disinterested quorum empowers counsel to make the determination; or
(iii) by the stockholders.

     A corporate agent is entitled to mandatory indemnification to the extent that the agent is successful on the merits or otherwise in any proceeding, or in defense of any claim, issue or matter in the proceeding. If a corporation fails or refuses to indemnify a corporate agent, whether the indemnification is permissive or mandatory, the agent may apply to a court to grant him or her the requested indemnification. In advance of the final disposition of a proceeding, the Board of Directors may direct the corporation to pay an agent's expenses if the agent agrees to repay the expenses in the event that it is ultimately determined that he is not entitled to indemnification.

     Our Amended and Restated Certificate of Incorporation and Bylaws provide that we may indemnify our directors, officers, Scientific Advisory Board members, employees and other agents to the fullest extent permitted by New Jersey law; provided, that such persons acted in good faith and in a manner reasonably believed to be in EPMed's best interest, with respect to any criminal proceeding, had no reasonable cause to believe such conduct was unlawful. We also maintain liability insurance for our officers and directors. There can be no assurance, however, that we will be able to maintain such insurance on reasonable terms.

     In addition, Section 14A:2-7 of the BCA provides that a New Jersey corporation may include within its Certificate of Incorporation provisions eliminating or limiting the personal liability of its directors and officers in shareholder actions brought to obtain damages for alleged breaches of fiduciary duties, as long as the alleged acts or omissions did not involve a breach of a duty of loyalty to the corporation or its shareholders, were performed in good faith, did not involve a knowing violation of law or result in an improper personal benefit.

     Our Amended and Restated Certificate of Incorporation and Bylaws provide that our directors will not be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders, except for liabilities arising from any breach of duty based upon an act or omission (i) in breach of the duty of loyalty to us, (ii) not in good faith or involving a knowing violation of law or (iii) resulting in receipt by such director or officer of an improper personal benefit.

Item 16.  Exhibits.

  Exhibit Number                             Description

     4.3 Form of Common Stock and Warrant Purchase Agreement between EP MedSystems, Inc. and the Purchasers, dated as of August 1, 1999 (including Exhibit A: Form of Registration Rights Agreement and Exhibit B: Form of Warrant) (filed as Exhibit
                    4.3 to EP MedSystems, Inc.'s Current Report on Form 8-K dated as of August 31, 1999 and incorporated herein by reference).

     4.4 Amendment Agreement dated as of September 16, 1999 by and among Elliot Young and Associates, Inc., Tracey E. Young and EP MedSystems, Inc.

     4.5 Stock Option Agreement dated August 31, 1995 between EP MedSystems, Inc. and Tracey E. Young, as amended (filed as
                    Exhibit 10.28 to EP MedSystems, Inc.'s Registration Statement on Form SB-2 and Pre-Effective Amendments Nos. 1 and 2 thereto and incorporated herein by reference).

     4.6 Registration Rights Agreement dated as of May 24, 1996 between EP MedSystems, Inc. and Tracey E. Young (filed as
                    Exhibit 10.29 to EP MedSystems, Inc.'s Registration Statement on Form SB-2 and Pre-Effective Amendments Nos. 1 and 2 thereto and incorporated herein by reference).

     5.1 Opinion of Sills Cummis Radin Tischman Epstein & Gross, P.A., regarding the legality of the Shares.

    23.1            Consent of PricewaterhouseCoopers LLP

    23.2            Consent of Arthur Andersen LLP (to be filed by amendment)

    23.3 Consent of Sills Cummis Radin Tischman Epstein & Gross, P.A. (contained in Exhibit 5.1).

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                    Provided, however, that the registrant does not need to make post-effective amendments with respect to the information set forth in paragraphs (a) and (b) above if such information is contained in periodic reports filed with the Commission by the registrant under the Exchange Act and such periodic reports have been incorporated by reference in this registration statement.

          2. That, fo the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.   To   remove  from  registration  by  means  of  a  post-effective amendment any of the securities being registered that remain unsold after the termination of the offering.

          4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Mount Arlington, State of New Jersey, on September 29, 1999.

                                                  EP MedSystems, Inc.

                                                  By:  /s/ David A. Jenkins
                                                       -------------------------
                                                       David A. Jenkins
                                                       Chairman of the Board and
                                                       Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          Signature                                                    Date

/s/       David A. Jenkins                                    September 29, 1999
- ---------------------------------------------------
          David A. Jenkins, Chairman, President and
          Chief Executive Officer
          (Principal Executive Officer)


/s/       Joseph M. Turner                                    September 29, 1999
- ---------------------------------------------------
          Joseph M. Turner, Chief Financial Officer
          and Secretary (Principal Accounting Officer)


/s/      David W. Mortara, Ph.D.                              September 29, 1999
- ---------------------------------------------------
         David W. Mortara, Ph.D.
         Director


/s/      John E. Underwood                                    September 29, 1999
- ---------------------------------------------------
         John E. Underwood
         Director